Exhibit 99.1

3033 Campus Drive Suite E490 Plymouth, MN 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:	Linda Thrasher, 763-577-2864

INVESTOR CONTACT:	Christine Battist, 763-577-2828

MOSAIC REPORTS FISCAL YEAR 2009 FOURTH QUARTER RESULTS

PLYMOUTH, MN, July 22, 2009 – The Mosaic Company (NYSE: MOS) announced today net income of $146.9 million, or $0.33 per diluted share, for the fourth quarter ended May 31, 2009. These results compare with net earnings of $862.5 million, or $1.93 per share, for the fourth quarter ended May 31, 2008. The Company maintained a strong financial position, with cash and cash equivalents of $2.7 billion as of May 31, 2009.

KEY ITEMS

•	The average diammonium phosphate (DAP) selling price was $345 per tonne and total phosphate sales volumes were 1.9 million tonnes

•	The average muriate of potash (MOP) selling price was $540 per tonne and total potash sales volumes were 0.6 million tonnes

•	A tax benefit of $282.7 million, or $0.63 per share, was recorded relating to a special dividend from Mosaic’s non-U.S. subsidiaries to its U.S. subsidiaries

•	Foreign currency transaction losses, largely non-cash, were $297.9 million, or $0.42 per share, compared to a gain of $12.8 million a year ago

•	Cash flow from operating activities was $305.8 million compared to cash flow used in operating activities of $11.2 million in the third quarter

Mosaic had net sales in the fourth quarter of fiscal 2009 of $1.6 billion, a decrease of $1.9 billion, or 54%, compared to the same period a year ago.

Mosaic’s gross margin for the fourth quarter of fiscal 2009 was $204.1 million, or 13% of net sales, compared with $1.3 billion, or 37% of net sales, a year ago. Fourth quarter operating earnings were $126.3 million compared with $1.2 billion a year ago. Mosaic’s fourth quarter results were driven by significantly lower sales volumes and lower phosphate selling prices. The significant decline in sales volumes, primarily potash, in the fourth quarter was related to continued cautious purchasing by customers due to, among other factors, volatile grain and oilseed prices, global economic conditions, the recalibration of the phosphate market to reflect, in part, lower raw material input costs and the lack of normal contracting activity in the potash market.

“We managed our business well and became financially stronger during a year of unprecedented volatility,” said Jim Prokopanko, Mosaic’s President and Chief Executive Officer. “We remain highly confident in the long-term agricultural outlook and look forward to building momentum during fiscal 2010.”

Potash

Net sales in the Potash segment were $386.8 million for the fourth quarter, a decline from $860.5 million a year ago. The Potash segment’s gross margin was $221.2 million in the fourth quarter, or 57% of net sales, compared with $342.4 million, or 40% of net sales a year ago. Operating earnings were $198.6 million during the fourth quarter, a decline from $331.3 million in the same period last year. Operating earnings declined from the prior year as a result of a 73% decline in sales volumes and the adverse effect of significantly lower potash production rates, partially offset by higher selling prices and lower Canadian resource taxes and royalties.

The average fourth quarter MOP selling price, FOB plant, was $540 per tonne, which is a $205 per tonne increase compared with a year ago and a $25 per tonne decrease compared with the third quarter of fiscal 2009.

The Potash segment’s total sales volume was 0.6 million tonnes for the fourth quarter compared to 2.4 million tonnes a year ago. Potash production was 0.7 million tonnes in the fourth quarter, a decline of 1.5 million tonnes from a year ago. Mosaic began reducing potash production at its mines and plants in the third quarter of fiscal 2009 in response to a build-up of inventories and a decline in demand and will continue to do so until demand improves.

Phosphates

Net sales in the Phosphates segment were $884.5 million for the fourth quarter, compared with net sales of $2.0 billion a year ago. Phosphates’ fourth quarter gross margin was $32.9 million, or 4% of net sales, compared with gross margin of $851.6 million, or 42% of net sales, for the same period a year ago. The Phosphates segment had operating earnings of $2.3 million compared with operating earnings of $797.4 million in the same period last year. The primary factors impacting results were lower selling prices and a 21% decline in sales volumes, partially offset by lower raw material costs.

The average fourth quarter DAP selling price, FOB plant, was $345 per tonne, which was a $409 per tonne decrease compared with a year ago and a $68 per tonne decrease compared with the third quarter of fiscal 2009.

The Phosphates segment’s total sales volume was 1.9 million tonnes for the fourth quarter compared to 2.4 million tonnes a year ago. Sales volumes picked up in the fourth quarter compared to third quarter levels as customers started restocking depleted inventories.

Offshore

The Offshore segment’s net sales were $394.1 million during the fourth quarter compared with $695.0 million for the same period a year ago. Gross margin decreased to a loss of $109.2 million in the fourth quarter compared to a gross margin of $133.5 million, or 19% of net sales, for the same period last year. Offshore incurred an operating loss of $126.7 million in the fourth quarter compared to operating earnings of $101.5 million a year ago. The operating loss resulted from declines in sales volumes and selling prices and a $64.9 million lower of cost or market inventory write-down. This inventory write-down was mostly related to high cost inventories held in Brazil and Argentina where market pricing continued to deteriorate from third quarter levels.

Other

Selling, general, and administrative expenses (SG&A) were $83.3 million in the fourth quarter compared to $96.2 million last year and were lower mainly due to a decline in incentive compensation accruals.

Net interest expense totaled $16.2 million in the fourth quarter, an increase from $6.3 million a year ago largely due to lower average interest rates earned on cash balances.

A foreign currency transaction loss of $297.9 million was recorded for the fourth quarter compared to a gain of $12.8 million for the same period a year ago. This non-cash loss was largely the result of the effect of a weaker U.S. dollar on significant U.S. dollar denominated intercompany receivables and cash held by Mosaic’s Canadian subsidiaries. The Company intentionally does not hedge this activity as it does not represent economic or cash flow exposure.

Mosaic recorded an income tax benefit of $330.3 million in the fourth quarter compared to income tax expense of $354.0 million for the same period last year resulting in an effective tax rate of 30%. The tax benefit in the fourth quarter related largely to a special dividend that was distributed from the Company’s non-U.S. subsidiaries to its U.S. subsidiaries.

Total equity earnings in non-consolidated subsidiaries were $5.6 million in the fourth quarter, compared with $35.8 million for the same period a year ago. The reduction in equity earnings is primarily the result of the sale of Mosaic’s interest in Saskferco Products ULC in October 2008. Mosaic’s equity earnings in Saskferco in the fourth quarter of fiscal 2008 were $21.4 million. Equity earnings in Fertifos S.A. were $3.6 million for the fourth quarter compared to $12.3 million for the same period a year ago.

Mosaic ended the fourth quarter with $2.7 billion in cash and cash equivalents. Cash flow provided by operating activities for the three months ended May 31, 2009 was $305.8 million, a decline from $1.0 billion compared to a year ago, mostly due to lower net earnings. Mosaic’s total debt as of May 31, 2009 was $1.4 billion compared to $1.6 billion as of May 31, 2008.

Full-Year Results

For the fiscal year ended May 31, 2009 net sales were $10.3 billion, an increase of 5% compared to last year. Year-to-date operating earnings were $2.4 billion compared with $2.8 billion a year ago. Year-to-date SG&A expenses were $321.4 million compared with $323.8 million in fiscal 2008. A foreign currency transaction loss of $131.8 million was recorded in fiscal 2009, compared to a loss of $57.5 million a year ago. Unrealized mark-to-market derivative losses, primarily on natural gas contracts, included in cost of goods sold, totaled $134.6 million compared to gains of $30.9 million the prior year. Equity earnings in non-consolidated entities decreased year-to-date to $100.1 million from $124.0 million a year ago. The Company’s results also include a $673.4 million gain on the sale of Mosaic’s interest in Saskferco. Net income for fiscal 2009 was a record $2.4 billion compared to $2.1 billion for the prior year.

Outlook

The economies of many developing countries continue to grow at a moderate pace. From this growth, a new middle class is emerging that has the financial wherewithal to improve their diets. This long-term trend, along with steady global population increases, translates into continued demand for crop nutrients.

Following the dramatic challenges of fiscal 2009 in the global crop nutrients market, customer confidence is returning, pipeline inventories have been drawn down and soil nutrients need to be replenished – all of which point to recovering crop nutrient markets in fiscal 2010.

In the potash market, recent transactions should increase buyer confidence and drive higher sales volumes. Profit margins will decline due to lower prices but remain at historically attractive levels. In the phosphate market, demand is rebounding in major markets around the world and sales volumes are improving. Profit margins are well below levels recorded early last fiscal year but are improving from low levels.

“Our optimism about the future of our business is unwavering,” said Jim Prokopanko, Mosaic’s President and Chief Executive Officer. “While near-term uncertainties remain, we have emerged from the market turmoil of the past year as a stronger competitor and are poised to capitalize on the positive trends we foresee in the potash and phosphates markets.”

Financial Guidance

Sales volumes for the Phosphates segment are expected to range from 1.9 to 2.2 million tonnes for the first quarter of fiscal 2010. Mosaic’s realized DAP price, FOB plant, for the first quarter of fiscal 2010 is estimated to be $255 to $295 per tonne.

Mosaic is not providing financial guidance on potash sales volumes or MOP selling price until market conditions normalize.

Capital spending for fiscal 2010 will grow to a range of $1.0 billion to $1.2 billion. Mosaic is executing its multi-year potash expansion plan as well as investing substantial funds to further improve operating performance of its existing plants and mines.

SG&A is estimated to range from $350 million to $370 million in fiscal 2010 and the effective income tax rate is estimated in the low to mid 30% range for the year.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphates and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

Mosaic will conduct a conference call on Thursday, July 23, 2009 at 9:00 a.m. EDT to discuss fourth quarter results. Simultaneously, the presentation slides and audio webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. Additionally, the conference call-in number is 888-680-0878 and the passcode is 93266959. This webcast will be available up to one year from the time of the earnings call.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and the effects of the current economic and financial turmoil; the build-up of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation; difficulties or delays in receiving, or increased costs of, necessary governmental permits or approvals; the effectiveness of our processes for managing our strategic priorities; adverse weather conditions affecting operations in Central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of asset retirement, environmental remediation, reclamation or other environmental regulation differing from management’s current estimates; accidents and other disruptions involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan potash mine and other potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

###

Condensed Consolidated Statements of Earnings

(in millions, except per share amounts)

The Mosaic Company	(unaudited	)

	Three months ended		Years ended
	May 31 2009	May 31 2008	May 31 2009	May 31 2008
Net sales	$1,593.5	$3,466.7	$10,298.0	$9,812.6
Cost of goods sold	1,328.0	2,179.0	7,148.1	6,652.1
Lower of cost or market write-down	61.4	—	383.2	—

Gross margin	204.1	1,287.7	2,766.7	3,160.5
Selling, general and administrative expenses	83.3	96.2	321.4	323.8
Other operating (income) expense	(5.5)	11.4	44.4	30.0

Operating earnings	126.3	1,180.1	2,400.9	2,806.7
Interest expense, net	16.2	6.3	43.3	90.5
Foreign currency transaction loss (gain)	297.9	(12.8)	131.8	57.5
Gain on sale of equity investment	—	—	(673.4)	—
Other (income) expense	(0.4)	4.0	(6.5)	(23.7)

Earnings (loss) from consolidated companies before income taxes	(187.4)	1,182.6	2,905.7	2,682.4
Provision for (benefit from) income taxes	(330.3)	354.0	649.3	714.9

Earnings from consolidated companies	142.9	828.6	2,256.4	1,967.5
Equity in net earnings of nonconsolidated companies	5.6	35.8	100.1	124.0
Minority interests in net earnings of consolidated companies	(1.6)	(1.9)	(6.3)	(8.7)

Net earnings	$146.9	$862.5	$2,350.2	$2,082.8

Diluted earnings per share	$0.33	$1.93	$5.27	$4.67

Diluted weighted average number of shares outstanding	446.1	446.5	446.2	445.7

Condensed Consolidated Balance Sheets

(In millions, except share and per share amounts)

The Mosaic Company	(unaudited)

	Years ended
	May 31	May 31
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$2,703.2	$1,960.7
Receivables, net	597.6	1,039.2
Inventories	1,125.9	1,350.9
Deferred income taxes	205.4	256.9
Other current assets	675.7	201.8

Total current assets	5,307.8	4,809.5
Property, plant and equipment, net	4,899.3	4,648.0
Investments in nonconsolidated companies	357.8	353.8
Goodwill	1,734.1	1,875.2
Other assets	377.2	133.3

Total assets	$12,676.2	$11,819.8

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debt	$92.7	$133.1
Current maturities of long-term debt	43.3	43.3
Accounts payable and accrued liabilities	1,093.4	1,843.0
Accrued income taxes	327.6	131.9
Deferred income taxes	64.8	34.8

Total current liabilities	1,621.8	2,186.1
Long-term debt, less current maturities	1,256.5	1,375.0
Deferred income taxes	456.6	516.2
Other noncurrent liabilities	826.1	987.9
Minority interest in consolidated subsidiaries	22.2	23.4

Stockholders’ equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of May 31, 2009 and May 31, 2008	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized:
Class B common stock, none issued and outstanding as of May 31, 2009 and May 31, 2008	—	—
Common stock, 444,513,300 and 443,925,006 shares issued and outstanding as of May 31, 2009 and May 31, 2008, respectively	4.4	4.4
Capital in excess of par value	2,483.8	2,450.8
Retained earnings	5,746.2	3,485.4
Accumulated other comprehensive income	258.6	790.6

Total stockholders’ equity	8,493.0	6,731.2

Total liabilities and stockholders’ equity	$12,676.2	$11,819.8

Condensed Consolidated Statements of Cash Flows

(In millions, except share and per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Years ended
	May 31 2009	May 31 2008	May 31 2009	May 31 2008
Cash Flows from Operating Activities
Net earnings	$146.9	$862.5	$2,350.2	$2,082.8
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	93.0	104.7	360.5	358.1
Lower of cost of market write-down	61.4	—	383.2	—
Minority interest	1.6	1.9	6.3	8.7
Deferred income taxes	(256.8)	164.6	(138.9)	140.7
Equity in net earnings of nonconsolidated companies, net of dividends	(5.6)	63.9	(68.4)	10.3
Accretion expense for asset retirement obligations	7.4	1.3	34.4	26.5
Amortization of out-of-market contracts	(3.1)	(3.4)	(17.2)	(19.4)
Amortization of fair market value adjustment of debt	(0.2)	(1.0)	(0.8)	(2.8)
(Gain) loss on extinguishment of debt	—	0.5	(2.5)	2.6
Amortization of stock-based compensation expense	5.0	4.0	22.5	18.5
Unrealized loss (gain) on derivatives	21.4	(17.6)	166.2	(14.8)
Gain on sale of equity method investment	—	—	(673.4)	—
Proceeds from Saskferco note receivable	—	—	51.1	—
Excess tax benefits related to stock option exercises	(1.7)	(12.3)	(6.5)	(52.5)
Gain on sale of investment	—	—	—	(24.6)
Other	5.9	22.5	21.3	26.6
Changes in assets and liabilities:
Receivables, net	9.5	(284.1)	335.5	(423.4)
Inventories, net	237.2	(303.6)	(178.7)	(547.1)
Other current assets	(174.8)	86.7	(480.3)	(21.1)
Accounts payable	(39.9)	378.9	(686.8)	522.9
Accrued liabilities	244.8	23.8	(44.4)	348.4
Other noncurrent liabilities	(46.2)	(55.6)	(190.7)	106.2

Net cash provided by operating activities	$305.8	$1,037.7	$1,242.6	$2,546.6
Cash Flows from Investing Activities
Capital expenditures	(174.3)	(124.3)	(781.1)	(372.1)
Proceeds from sale of equity method investment	—	(16.7)	745.7	7.9
Proceeds from sale of business	—	(7.9)	—	—
Restricted cash	(1.1)	(0.2)	(29.7)	(1.2)
Proceeds from sale of cost investment	—	24.6	—	24.6
Investments in nonconsolidated companies	(17.3)	(8.1)	(17.3)	(8.1)
Other	0.4	0.7	0.8	7.3

Net cash used in investing activities	(192.3)	(131.9)	(81.6)	(341.6)
Cash Flows from Financing Activities
Payments of short-term debt	(91.4)	(230.7)	(401.4)	(641.9)
Proceeds from issuance of short-term debt	99.6	132.7	366.7	633.7
Payments of long-term debt	(3.9)	(4.7)	(108.8)	(801.0)
Proceeds from issuance of long-term debt	—	2.0	0.1	2.0
Proceeds from stock options exercised	0.3	8.4	4.6	57.2
Contributions from Cargill, Inc.	—	(3.7)	—	—
Dividend to minority shareholder	(1.6)	(7.2)	(3.7)	(12.3)
Excess tax benefits related to stock option exercises	1.7	12.3	6.5	52.5
Cash dividends paid	(22.3)	—	(88.9)	—

Net cash used in financing activities	(17.6)	(90.9)	(224.9)	(709.8)
Effect of exchange rate changes on cash	78.3	11.6	(193.6)	44.9

Net change in cash and cash equivalents	174.2	826.5	742.5	1,540.1
Cash and cash equivalents—beginning of period	2,529.0	1,134.2	1,960.7	420.6

Cash and cash equivalents—end of period	$2,703.2	$1,960.7	$2,703.2	$1,960.7

Supplemental Disclosure of Cash Flow Information:

Cash (received) paid during the period for:
Interest (net of amount capitalized)	$(0.9)	$(4.9)	$90.6	$130.1
Income taxes (refunds)	(0.9)	181.0	915.0	382.8

Condensed Consolidated Financial Highlights

(dollars in millions)

The Mosaic Company	(unaudited)

	Three months ended		Increase/ (Decrease)		Years ended		Increase/ (Decrease)
	May 31 2009	May 31 2008	Amount	%	May 31 2009	May 31 2008	Amount	%

Net sales:
Phosphates	$884.5 (b)	$2,035.1 (b)	$(1,150.6)	(57)%	$5,780.6 (b)	$5,706.2 (b)	$74.4	1%
Potash	386.8	860.5	(473.7)	(55)%	2,817.2	2,251.2	566.0	25%
Offshore	394.1	695.0	(300.9)	(43)%	2,349.2	2,223.8	125.4	6%
Corporate/Other (a)	(71.9)	(123.9)	52.0	(42)%	(649.0)	(368.6)	(280.4)	76%

	$1,593.5 (b)	$3,466.7 (b)	$(1,873.2)	(54)%	$10,298.0 (b)	$9,812.6 (b)	$485.4	5%

Gross margin:
Phosphates	$32.9	$851.6	$(818.7)	(96)%	$1,273.6	$2,081.1	$(807.5)	(39)%
Potash	221.2	342.4	(121.2)	(35)%	1,505.9	853.3	652.6	76%
Offshore (c)	(109.2)	133.5	(242.7)	NM	(105.3)	277.9	(383.2)	NM
Corporate/Other (a) (c)	59.2	(39.8)	99.0	NM	92.5	(51.8)	144.3	NM

	$204.1	$1,287.7	$(1,083.6)	(84)%	$2,766.7	$3,160.5	$(393.8)	(12)%

Operating earnings (loss):
Phosphates	$2.3	$797.4	$(795.1)	(100)%	$1,088.0	$1,897.1	$(809.1)	(43)%
Potash	198.6	331.3	(132.7)	(40)%	1,409.9	798.6	611.3	77%
Offshore (c)	(126.7)	101.5	(228.2)	NM	(191.4)	175.4	(366.8)	NM
Corporate/Other (a) (c)	52.1	(50.1)	102.2	NM	94.4	(64.4)	158.8	NM

	$126.3	$1,180.1	$(1,053.8)	(89)%	$2,400.9	$2,806.7	$(405.8)	(14)%

Depreciation, depletion and amortization:
Phosphates	$56.2	$61.6	$(5.4)	(9)%	$214.4	$202.3	$12.1	6%
Potash	30.2	36.0	(5.8)	(16)%	119.4	128.5	(9.1)	(7)%
Offshore	4.1	4.7	(0.6)	(13)%	16.6	17.8	(1.2)	(7)%
Corporate/Other	2.5	2.4	0.1	4%	10.1	9.5	0.6	6%

	$93.0	$104.7	$(11.7)	(11)%	$360.5	$358.1	$2.4	1%

(a)	Includes elimination of intercompany sales.
(b)

Includes PhosChem sales for its other members of $85.6 million and $140.6 million for the three months ended May 31, 2009 and 2008, and $699.7 million and $491.7 million for the twelve months ended May 31, 2009 and 2008, respectively. PhosChem is a consolidated subsidiary of Mosaic.

(c)

The Offshore segment impact of lower of cost or market inventory write-downs was $64.9 million and $246.7 million for the three and twelve months ended May 31, 2009, respectively; however, the consolidated impact was $46.9 million and $149.7 million for the three and twelve months ended May 31, 2009, respectively, as some of the product was purchased from the Phosphates segment. The $18.0 million and $97.0 million intercompany amounts for the three and twelve months ended May 31, 2009, respectively, were eliminated and included in our Corporate, Eliminations and Other segment. In addition, the Corporate, Eliminations and Other segment includes a $5.8 million lower of cost or market inventory write-down related to nitrogen products for the twelve months ended May 31, 2009.

Key Statistics

The Mosaic Company	(unaudited)

	Three months ended				Increase/		Years ended				Increase/
	May 31		May 31		(Decrease)		May 31		May 31		(Decrease)
	2009		2008		Amount	%	2009		2008		Amount	%
Sales volumes
(000 tonnes):
Phosphates (a)
Crop Nutrients: North America	627		1,005		(378)	(38)%	2,254		3,732		(1,478)	(40)%
International	1,118		1,135		(17)	(1)%	3,496		4,456		(960)	(22)%
Phosphate Feeds	122		213		(91)	(43)%	537		896		(359)	(40)%

	1,867		2,353		(486)	(21)%	6,287		9,084		(2,797)	(31)%

Potash (b)
Crop Nutrients: North America	234		950		(716)	(75)%	1,505		3,354		(1,849)	(55)%
International	236		1,105		(869)	(79)%	2,564		4,151		(1,587)	(38)%
Non agricultural	177		305		(128)	(42)%	981		1,058		(77)	(7)%

	647	(c)	2,360	(c)	(1,713)	(73)%	5,050	(c)	8,563	(c)	(3,513)	(41)%

Average selling price per metric tonne:

DAP (d)	$345		$754		$(409)	(54)%	$728		$513		$215	42%

MOP (d)	540		335		205	61%	521		226		295	131%

K-Mag® (d)	369		186		183	98%	324		148		176	119%
Average price for key raw materials:

Ammonia (tonnes) (Central Florida) (e)	$292		$573		$(281)	(49)%	$531		$404		$127	31%

Sulfur (long ton)	72		457		(385)	(84)%	363		182		181	99%

Canadian resource taxes and royalties (f)	$26		$207		$(181)	(87)%	$416		$362		$54	15%

(a)	Phosphates volumes represent dry product tonnes, primarily DAP and MAP. Excludes tonnes sold by PhosChem for its other members.
(b)	Potash volumes exclude tonnes mined under a third party tolling arrangement.
(c)

Includes sales volumes (in thousands of tonnes) of 135 tonnes and 238 tonnes of K-Mag® for the three and twelve months ended May 31, 2009, respectively, and 544 tonnes and 838 tonnes of K-Mag® for the three and twelve months ended May 31, 2008, respectively.

(d)	FOB plant/mine
(e)	Delivered Tampa
(f)	Amounts in millions of U.S. dollars